Exhibit 99.1

For Immediate Release
Feb. 25, 2022
NW Natural Holdings Reports Fourth Quarter and Full Year 2021 Results
Initiates 2022 earnings guidance and increases long-term EPS growth rate target
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported net income of $2.56 per share for 2021, an increase of $8.4 million or 11%, compared to net income of $2.30 per share from continuing operations for 2020
•Added more than 11,400 natural gas meters over the last 12 months equating to a 1.5% growth rate
•Invested $294 million in our gas and water utility systems to support growth and greater reliability and resiliency
•Scored second in the West for customer satisfaction among large utilities in the 2021 J.D. Power Gas Utility Residential Customer Satisfaction Study, making this the 18th consecutive year customers have ranked NW Natural among the top two utilities
•Received Washington rate case order approving a two-year adjustment that combined has an estimated pre-tax earnings benefit of up to $8 million for the gas utility
•Filed an Oregon general rate case requesting a revenue requirement increase to support growth and system investments for the gas utility
•Signed an agreement that will nearly double the size of the water utility business through the Far West Water & Wastewater acquisition and purchased an ownership stake in the largest investor-owned water utility in Oregon
•Launched a competitive renewable energy business line and hired the president of this business to pursue growth
•Increased our dividend for the 66th consecutive year to an annual indicated dividend rate of $1.93 per share
•Initiated 2022 earnings guidance in the range of $2.45 to $2.65 per share and increased the long-term earnings per share growth rate target to 4% to 6%

"In 2021, we grew our gas and water utilities, continued to build on our fundamental strengths, and entered a new stage of growth as we launched a competitive renewable natural gas business," said David H. Anderson, president and CEO of NW Natural Holdings. "At the same time, we made significant progress to procure renewable natural gas on behalf of our gas utility customers as we work to decarbonize the energy delivered through our system and move to a low-carbon, renewable energy future."

For 2021, NW Natural Holdings reported net income of $78.7 million (or $2.56 per share), an increase of $8.4 million or 11%, compared to $70.3 million (or $2.30 per share) from net income from continuing operations for 2020. Results reflected customer growth and new rates in Oregon and Washington for our natural gas utility, partially offset by higher operations and maintenance expenses, depreciation, and general tax expenses. In addition, net income from our other activities increased primarily due to higher asset management revenues related to a February 2021 cold weather event.

KEY INITIATIVES AND EVENTS

Filed an Oregon General Rate Case for NW Natural
On Dec. 17, 2021, NW Natural filed a request for a general rate increase with the Oregon Public Utility Commission (OPUC). The filing includes a requested $73.5 million annual revenue requirement increase and an increase in average rate base of $294 million compared to the last rate case related to long-planned investments related to safety, reliability, and information technology upgrades. NW Natural's filing will be reviewed by the OPUC and other stakeholders. The process is anticipated to take up to 10 months with new rates expected to take effect Nov. 1, 2022.

New Rates in Washington
On Oct. 21, 2021, the Washington Utilities and Transportation Commission issued an order concluding NW Natural's general rate case filed in December 2020. The order provides for an annual revenue requirement increase over two years, consisting of a $5.0 million increase in the first year beginning Nov. 1, 2021 and up to an incremental $3.0 million increase in the second year beginning Nov. 1, 2022.

Utility Renewable Natural Gas (RNG)
NW Natural continues to pursue RNG supply on behalf of our customers under the landmark Oregon Senate Bill 98, which supports renewable energy procurement and investment by natural gas utilities. NW Natural has options to invest up to a total estimated $38 million in four separate RNG development projects using biogas derived from Tyson Foods’ processing plants. Operations commenced on our first RNG facility with BioCarbN and Tyson Foods in January 2022. Construction of our second RNG facility began in late 2021 with completion and commissioning expected in early 2023.

In November 2021, NW Natural and a subsidiary of Archaea Energy entered into a long-term agreement to purchase the environmental attributes related to up to ten million therms generated annually from Archaea's portfolio of RNG production facilities for a fixed fee for a period of 21 years. The agreement commenced in 2022, with the full annual quantity beginning in 2025.

To date, NW Natural has signed agreements with options to purchase or develop RNG on behalf of its utility customers totaling about 3% of NW Natural’s annual sales volume in Oregon.

NW Natural Renewables Launches Competitive RNG Strategy and Hires President
NW Natural Renewables is a non-regulated subsidiary of NW Natural Holdings committed to leading the energy transition by providing cost-effective solutions to decarbonize the utility, commercial, industrial and transportation sectors.

In January 2022, NW Natural Renewables named Michael Kotyk, an industry leader, as president of the new business line, equipping the business to be ready and resourced to pursue renewable natural gas opportunities.

NW Natural Renewables' first project is with EDL, a leading global producer of sustainable distributed energy. Renewables has contracted to provide $50 million toward the development of two production facilities that are designed to convert landfill waste gases to RNG and connect that production to existing regional pipeline networks. Construction began in January 2022 with substantial completion and commissioning of the first facility anticipated in early 2023 and the second facility in spring 2023. In addition, the agreements with EDL provide for a 20-year supply of RNG that NW Natural Renewables intends to market primarily under long-term contracts.

Water Utilities and Acquisitions
In December 2021, NW Natural Water signed agreements to purchase the water and wastewater utilities of Far West Water & Sewer (Far West) located in Yuma, Arizona. These utilities serve approximately 25,000 connections, and upon closing the transaction will nearly double the number of NW Natural Water's connections. The pending acquisition is expected to close in the fourth quarter of 2022, subject to customary closing conditions, including certain regulatory approvals. This acquisition is projected to be accretive to earnings per share after the first full year of operations. NWN Water continued to make progress with acquisition agreements for two water and wastewater utilities in Texas, which serve a total of 800 customer connections, which are expected to close in 2022.

In addition, in December 2021, NW Natural Water purchased a 37.3% ownership stake in Avion Water Company, Inc. (Avion) - the largest investor-owned water utility in Oregon. Avion operates in Bend, Oregon and the surrounding communities. In 2021, NW Natural Water closed five transactions total, including Avion, that represent approximately 6,500 connections. As of Dec. 31, 2021, NW Natural Water served approximately 80,000 people through about 33,000 connections. Once pending acquisitions close, NWN Water expects to serve approximately 145,000 customers through approximately 60,000 water and wastewater connections in the Pacific Northwest, Texas and Arizona.

ANNUAL RESULTS
The following financial comparisons are between the annual results for 2021 and 2020 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted.

NW Natural Holdings' annual results by business segment are summarized in the table below:

	2021		2020		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$68,988	$2.24	$63,555	$2.08	$5,433	$0.16
Other	9,678	0.32	6,718	0.22	2,960	0.10
Consolidated	$78,666	$2.56	$70,273	$2.30	$8,393	$0.26

Diluted Shares		30,752		30,599		153

Natural Gas Distribution Segment
Natural Gas Distribution (NGD) segment net income increased $5.4 million (or $0.16 per share) reflecting new customer rates from the Oregon rate case that went into effect Nov. 1, 2020, new rates in Washington that went into effect Nov. 1, 2021, and customer growth, partially offset by higher operating expenses.

Margin increased $30.7 million reflecting new rates, which contributed $26.7 million, and customer growth of 1.5% over the last 12 months, which contributed $4.2 million. Partially offsetting this was a detriment of $2.7 million primarily from the gas cost incentive sharing mechanism as a result of purchasing higher priced gas during a February 2021 cold weather event than what was forecasted for the year.

Operations and maintenance expense increased $14.2 million as a result of higher expenses mainly from additional employee compensation and benefit costs, higher lease expense associated with our new headquarters and operations center, and contractor, professional service fees and license costs related to information technology system upgrades.

Depreciation expense and general taxes increased $9.0 million as we continue to invest in our natural gas utility system and facilities.

Other
Other net income increased $3.0 million (or $0.10 per share) reflecting higher asset management revenues from a February 2021 cold weather event, partially offset by higher strategic and business development expenses at NW Natural Holdings.

Discontinued Operations
On Dec. 4, 2020, NW Natural Gas Storage, LLC closed the sale of the Gill Ranch storage facility. The completion of the sale resulted in an after-tax gain of $5.9 million, which is reflected in income from discontinued operations.

FOURTH QUARTER RESULTS
The following financial comparisons are between the fourth quarter of 2021 and 2020 with individual year-over-year drivers presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted.

NW Natural Holdings' fourth quarter results by business segment are summarized in the table below:

	Three Months Ended December 31,
	2021		2020		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural gas distribution segment	$39,741	$1.29	$44,079	$1.44	$(4,338)	$(0.15)
Other	787	0.03	1,727	0.06	(940)	(0.03)
Consolidated	$40,528	$1.32	$45,806	$1.50	$(5,278)	$(0.18)

Diluted Shares		30,883		30,621		262

Natural Gas Distribution Segment
Natural gas distribution segment net income decreased $4.3 million (or $0.15 per share) primarily reflecting higher operations and maintenance and depreciation expenses, partially offset by new rates in Oregon beginning Nov. 1, 2020 and new rates in Washington beginning Nov. 1, 2021.

Margin increased $4.5 million primarily due to new rates, which contributed $3.2 million, and customer growth of 1.5% over the last 12 months, which contributed $1.5 million.

Operations and maintenance expense increased $5.7 million primarily as a result of higher payroll and benefit costs, higher contractor and professional service expenses, and information technology upgrade expenses.

Depreciation and general tax expenses increased $1.6 million as we continue to invest in our natural gas utility system and facilities.

Other
Other net income decreased $0.9 million (or $0.03 per share) primarily driven by higher business development costs at the holding company.

Discontinued Operations
On Dec. 4, 2020, NW Natural Gas Storage, LLC closed the sale of the Gill Ranch storage facility. The completion of the sale resulted in an after-tax gain of $5.9 million, which is reflected in income from discontinued operations.

BALANCE SHEET AND CASH FLOWS
For 2021, the Company generated $160.4 million in operating cash flow and invested $293.9 million in natural gas capital expenditures to support growth, safety, and technology and facility upgrades and water utility capital expenditures to support growth and safety. In addition, we invested $14.5 million in an equity method investment to acquire a minority position in a water utility. Net cash provided by financing activities was $131.4 million for 2021 primarily due to issuing long-term and short-term debt, partially offset by repayments, and equity through our at-the-market (ATM) program.

2022 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings is initiating 2022 earnings guidance in the range of $2.45 to $2.65 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.
NW Natural Holdings increased its long-term earnings per share growth rate target to 4% to 6% compounded annually from 2022 through 2027, an increase from its previous range of 3% to 5%.

NW Natural capital expenditures for 2022 are expected to be in the range of $310 million to $350 million and for the five-year period from 2022 to 2026 is expected to range from $1.3 billion to $1.5 billion. Approximately 75% of the planned amount is for core gas utility investments with the remainder related to projects. These projects include system reinforcements to support growth and reliability and technology upgrades related to an enterprise resource planning system, cybersecurity, and a customer information system. NW Natural Water is expected to invest approximately $15 million in 2022 related to maintenance capital expenditures for water and wastewater utilities owned as of Dec. 31, 2021, and for the five-year period is expected to invest approximately $60 million to $70 million.

The timing and amount of the core capital expenditures and projects for 2022 and the next five years could change based on regulation, growth, and cost estimates. Additional investments in our infrastructure during and after 2022 that are not incorporated in the estimates provided above will depend largely on additional regulations, growth, and expansion opportunities. Required funds for the investments are expected to be internally generated and/or financed with long-term debt or equity, as appropriate.

66 YEARS OF INCREASING DIVIDENDS
On Nov. 15, 2021, NW Natural Holdings paid its 66th consecutive annual dividend increase. In January 2022, the board of directors of NW Natural Holdings declared a quarterly dividend of 48.25 cents per share on the Company’s common stock. The dividend was paid on Feb. 15, 2022 to shareholders of record on Jan. 31, 2022. The Company’s current indicated annual dividend rate is $1.93 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its fourth quarter and annual 2021 financial and operating results.

Date and Time:	Friday, February 25 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States 1-844-200-6205 Canada 1-833-950-0062 International 1-929-526-1599 Passcode 840469
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), and +44-204-525-0658 (international). The replay access code is 753731.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 785,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 21 Bcf of underground gas storage capacity in Oregon.

NW Natural Water currently provides water distribution and wastewater services to communities throughout the Pacific Northwest. NW Natural Water serves approximately 80,000 people through approximately 33,000 connections in the Pacific Northwest and Texas. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

FORWARD-LOOKING STATEMENTS
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives and timing, magnitude and completion thereof, renewable hydrogen projects or investments and timing, magnitude and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, the water and wastewater acquisition and investment strategy and financial effects of water and wastewater acquisitions, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 financial impact, expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, including actions to reopen the economy, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Fourth Quarter and Annual Period
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2021	2020	Change	2021	2020	Change
Operating revenues	$294,090	$260,273	13%	$860,400	$773,679	11%

Operating expenses:
Cost of gas	113,645	89,266	27	292,314	262,755	11
Operations and maintenance	54,660	45,873	19	204,227	180,129	13
Environmental remediation	3,846	3,197	20	9,938	9,691	3
General taxes	9,289	8,154	14	38,633	35,078	10
Revenue taxes	12,514	10,539	19	34,740	30,291	15
Depreciation and amortization	28,855	27,238	6	113,534	103,683	10
Other operating expenses	1,103	1,455	(24)	3,897	3,701	5
Total operating expenses	223,912	185,722	21	697,283	625,328	12
Income from operations	70,178	74,551	(6)	163,117	148,351	10
Other income (expense), net	(4,204)	(4,042)	4	(12,559)	(13,944)	(10)
Interest expense, net	11,157	10,713	4	44,486	43,052	3
Income before income taxes	54,817	59,796	(8)	106,072	91,355	16
Income tax expense	14,289	13,990	2	27,406	21,082	30
Net income from continuing operations	40,528	45,806	(12)	78,666	70,273	12
Income from discontinued operations, net of tax	—	6,241	(100)	—	6,508	(100)
Net income	$40,528	$52,047	(22)	$78,666	$76,781	2

Common shares outstanding:
Average diluted for period	30,883	30,621		30,752	30,599
End of period	31,129	30,589		31,129	30,589

Per share information:
Diluted earnings per share from continuing operations	$1.31	$1.50		$2.56	$2.30
Diluted earnings per share from discontinued operations, net of tax	—	0.20		—	0.21
Diluted earnings per share	1.31	1.70		2.56	2.51
Dividends paid per share	0.4825	0.4800		1.9225	1.9125
Book value per share, end of period	30.04	29.05		30.04	29.05
Market closing price, end of period	48.78	45.99		48.78	45.99

Capital structure, end of period:
Common stock equity	39.5%	41.4%		39.5%	41.4%
Long-term debt	44.0	40.0		44.0	40.0
Short-term debt (including current maturities of long-term debt)	16.5	18.6		16.5	18.6
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	785,897	774,476	1.5%	785,897	774,476	1.5%
Volumes - therms:
Residential and commercial sales	247,166	236,460		703,054	677,271
Industrial sales and transportation	131,546	123,871		481,721	465,626
Total volumes sold and delivered	378,712	360,331		1,184,775	1,142,897
Operating revenues:
Residential and commercial sales	$259,871	$230,159		$730,794	$661,346
Industrial sales and transportation	19,827	16,483		65,299	58,678
Other distribution revenues	429	319		1,707	1,926
Other regulated services	4,766	4,871		19,087	19,122
Total operating revenues	284,893	251,832		816,887	741,072
Less: Cost of gas	113,701	89,323		292,538	262,980
Environmental remediation expense	3,846	3,197		9,938	9,691
Revenue taxes	12,457	10,539		34,600	30,291
Margin, net	$154,889	$148,773		$479,811	$438,110
Degree days:
Average (25-year average)	1,052	1,047		2,692	2,706
Actual	931	978	(5)%	2,378	2,384	—%
Percent (warmer) colder than average weather	(12)%	(7)%		(12)%	(12)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	As of December 31,
In thousands	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$18,559	$30,168
Accounts receivable	101,495	88,083
Accrued unbilled revenue	82,169	57,949
Allowance for uncollectible accounts	(2,018)	(3,219)
Regulatory assets	72,391	31,745
Derivative instruments	48,130	13,678
Inventories	57,262	42,691
Income taxes receivable	—	6,000
Other current assets	59,288	56,150
Total current assets	437,276	323,245
Non-current assets:
Property, plant, and equipment	3,997,243	3,734,039
Less: Accumulated depreciation	1,125,873	1,079,269
Total property, plant, and equipment, net	2,871,370	2,654,770
Regulatory assets	314,579	348,927
Derivative instruments	10,730	6,135
Other investments	89,278	83,743
Operating lease right of use asset, net	75,049	77,446
Assets under sales-type leases	138,995	143,759
Goodwill	70,570	69,225
Other non-current assets	56,757	49,129
Total non-current assets	3,627,328	3,433,134
Total assets	$4,064,604	$3,756,379
Liabilities and equity:
Current liabilities:
Short-term debt	$389,500	$304,525
Current maturities of long-term debt	345	95,344
Accounts payable	133,486	97,966
Taxes accrued	15,520	13,812
Interest accrued	7,503	7,441
Regulatory liabilities	112,281	50,362
Derivative instruments	10,402	4,198
Operating lease liabilities	1,296	1,105
Other current liabilities	54,432	52,330
Total current liabilities	724,765	627,083
Long-term debt	1,044,587	860,081
Deferred credits and other non-current liabilities:
Deferred tax liabilities	340,231	319,292
Regulatory liabilities	658,332	639,663
Pension and other postretirement benefit liabilities	166,684	217,287
Derivative instruments	412	2,852
Operating lease liabilities	79,468	80,621
Other non-current liabilities	114,979	120,767
Total deferred credits and other non-current liabilities	1,360,106	1,380,482
Equity:
Common stock	590,771	565,112
Retained earnings	355,779	336,523
Accumulated other comprehensive loss	(11,404)	(12,902)
Total equity	935,146	888,733
Total liabilities and equity	$4,064,604	$3,756,379

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2021	2020
Operating activities:
Net income	$78,666	$76,781
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	113,534	103,683
Regulatory amortization of gas reserves	13,897	17,779
Deferred income taxes	14,617	18,667
Qualified defined benefit pension plan expense	16,556	18,370
Contributions to qualified defined benefit pension plans	(9,590)	(28,980)
Deferred environmental expenditures, net	(18,187)	(27,871)
Environmental remediation expense	9,938	9,691
Gain on sale of discontinued operations, net of tax	—	(5,902)
Other	11,569	(6,942)
Changes in assets and liabilities:
Receivables, net	(44,128)	(16,799)
Inventories	(14,571)	1,262
Income and other taxes	3,292	(10,710)
Accounts payable	12,118	(15,910)
Deferred gas costs	(40,541)	17,590
Asset optimization revenue sharing	44,458	(7,244)
Decoupling mechanism	(5,206)	2,884
Other, net	(26,069)	(2,925)
Discontinued operations	—	1,894
Cash provided by operating activities	160,353	145,318
Investing activities:
Capital expenditures	(293,892)	(273,016)
Acquisitions, net of cash acquired	(1,289)	(38,263)
Leasehold improvement expenditures	(1,364)	(7,878)
Proceeds from the sale of assets	3,926	8,149
Purchase of equity method investment	(14,450)	—
Proceeds from sale of equity method investment	7,000	7,000
Proceeds from sale of discontinued operations	—	12,500
Other	(54)	1,654
Discontinued operations	—	(4,423)
Cash used in investing activities	(300,123)	(294,277)
Financing activities:
Proceeds from common stock issued, net	17,501	—
Long-term debt issued	185,000	150,000
Long-term debt retired	(95,000)	(75,000)
Proceeds from term loan due within one year	100,000	150,000
Repayment of term loan	(100,000)	(150,000)
Proceeds from commercial paper, maturities greater than three months	—	195,025
Repayments of commercial paper, maturities greater than three months	(195,025)	—
Changes in other short-term debt, net	280,000	(39,600)
Cash dividend payments on common stock	(55,919)	(55,420)
Other	(5,121)	(3,228)
Cash provided by financing activities	131,436	171,777
Increase (decrease) in cash, cash equivalents and restricted cash	(8,334)	22,818
Cash, cash equivalents and restricted cash, beginning of period	35,454	12,636
Cash, cash equivalents and restricted cash, end of period	$27,120	$35,454
Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$43,719	$42,651
Income taxes paid	10,555	13,644
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$18,559	$30,168
Restricted cash included in other current assets	8,561	5,286
Cash, cash equivalents and restricted cash	$27,120	$35,454